Exhibit 99.1
  The Lubrizol Corporation
  29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact

	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Announces Earnings of $2.32 per Share
for the First Quarter of 2010
•	First quarter revenues of $1.32 billion increased 30 percent from prior year largely due to increased volume
•	Guidance for 2010 EPS increased to a range of $8.32 to $8.72, including restructuring charges of $.08, and $8.40 to $8.80 excluding these charges
•	Share repurchases in the quarter totaled $60 million
CLEVELAND, April 29, 2010 – The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for the first quarter ended March 31, 2010, were $162.3 million, or $2.32 per diluted share, including after-tax restructuring charges of $0.6 million, or $.01 per diluted share, primarily related to restructuring initiatives in the Advanced Materials segment. Comparable earnings for the first quarter of 2009 were $64.2 million, or $0.95 per diluted share, which included after-tax restructuring charges of $7.6 million, or $.11 per diluted share, primarily related to company-wide cost reduction actions implemented in the first quarter of 2009.
First Quarter Consolidated Results
Consolidated revenues for the first quarter increased 30 percent to $1.32 billion compared with $1.01 billion in the first quarter of 2009. This increase largely was due to 28 percent higher volume and a 2 percent favorable currency impact, while the combination of price and product mix was unchanged.
Excluding the restructuring charges in both periods, adjusted earnings were $162.9 million, or $2.33 per diluted share, for the first quarter of 2010 compared with $71.8 million, or $1.06 per diluted share, for the first quarter of 2009.
Compared with the prior-year first quarter, the increase in adjusted earnings per share largely was attributable to higher shipment volumes, sustained margins and improved utilization of production facilities. These favorable factors to earnings more than offset the impact of $20.7

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million of increased performance-based compensation expense and a higher effective tax rate. The higher effective tax rate primarily was a result of a $3.7 million non-cash charge from the change in tax treatment of the Medicare subsidy under the new healthcare legislation, the expiration of the U.S. research tax credit and foreign tax law changes.
Remarking on the results, CEO James Hambrick stated, “As expected, all product lines and all geographic markets experienced higher volumes compared with last year’s first quarter. The increased volumes generally reflected a combination of demand recovery, some continued inventory restocking and favorable order patterns, depending on the product line. Our Additives segment also experienced the benefit of favorable product mix as the driveline and industrial additives product line grew at a higher rate compared with the engine additives product line due to increased OEM build rates. Our Advanced Materials segment experienced another record quarter for operating income, as they – like Additives – continue to focus on delivering technologies and materials with demonstrated value to their customers. Having reset operating budgets to lower levels in 2009, we continue to manage discretionary costs very closely while ensuring that we properly fund and invest for growth. I am very pleased with our ongoing strong performance.”
Cash flow from operations was $99.0 million for the first three months of 2010 compared with $165.6 million in the year-earlier period. The decrease in cash flow largely was the result of increased working capital investment in receivables because of increased revenues, which partially was offset by higher earnings. Capital expenditures in the first quarter of 2010 were approximately $30 million compared with $44 million in the first quarter of 2009. Also in the quarter, the company repurchased 800,000 shares for $60.2 million at an average price of $75.22 per share. The company’s cash balance at March 31, 2010, was $942 million compared with $991 million at December 31, 2009.
Dividend Increase
As announced on April 27, the Board of Directors declared a regular dividend of 36 cents per share payable June 10, 2010, to shareholders of record at the close of business on May 10, 2010. The new dividend represents a 16 percent increase compared with the prior dividend rate of 31 cents per share and reflects the company’s confidence in its earnings and cash flow performance.
Earnings Outlook
The company increased its guidance for earnings that was issued on February 4. The company’s guidance for 2010 earnings is now in the range of $8.32 to $8.72 per diluted share, including restructuring charges of $.08 per diluted share primarily related to the closing of a Canadian additives blending facility and restructuring initiatives in the Advanced Materials segment. For 2009, the company reported earnings of $7.26 per share, including restructuring and impairment charges of $.29 per share. Excluding the special charges from both years, the company projects 2010 adjusted earnings in the range of $8.40 to $8.80 per diluted share, which compares with 2009 adjusted earnings of $7.55 per diluted share.
Updates to key assumptions for this guidance include:
•	Consolidated volume growth of approximately 9 to10 percent compared with 2009;

•	Consolidated gross margins of approximately 32 percent;

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•	STAR expenses of approximately 13 percent of revenues;

•	An effective tax rate of 32.6 percent for the year;

•	The euro to average $1.35 for the remainder of the year;

•	An increase in working capital of approximately $35 million;

•	Capital expenditures of approximately $250 million;

•	Full-year dividend payments of approximately $97 million; and

•	70 million shares outstanding.
Regarding the earnings outlook, Hambrick added, “As our customers’ end markets recover, we are well aligned in providing the valued technologies and materials that will make them successful. Even with our revised volume outlook for the year, we do not expect full recovery to our 2008 volume level until 2011. Also, as the year progresses, we expect tight supply conditions for some of our raw materials that will result in upward cost pressure. We are positioned properly with our customers to take appropriate actions.
“Earlier this year, we released our longer-term targets for growth and profitability, including a goal for 2012 earnings of $10.00 per share. We are confident in our ability to meet these goals based on solid execution of our core strategies for organic growth, margin sustainability and portfolio enhancement. Our increased guidance for 2010 provides a good trajectory for achieving our targeted results.”
Conference Call on the Web
An audio webcast of the first quarter earnings conference call with investors will be available today live at 11:00 a.m. Eastern time on the investor earnings release page of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the Web site.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,700 employees worldwide. Revenues for 2009 were $4.6 billion. For more information, visit www.lubrizol.com.
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This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this release include, but are not limited to, the company’s ability to manage margins in an environment of volatile raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in management’s discussion and analysis of the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months Ended
	March 31,
	2010	2009
Revenues	$1,315.5	$1,012.4
Cost of sales	864.8	738.5

Gross profit	450.7	273.9

Selling and administrative expenses	122.9	93.8
Research, testing and development expenses	52.8	49.0
Amortization of intangible assets	6.3	6.3
Restructuring charges	0.9	11.4
Other income — net	(8.1)	(5.2)
Interest expense — net	23.5	26.7

Income before income taxes	252.4	91.9
Provision for income taxes	85.4	26.7

Net income	167.0	65.2
Net income attributable to noncontrolling interests	4.7	1.0

Net income attributable to The Lubrizol Corporation	$162.3	$64.2

Earnings per share attributable to The Lubrizol Corporation:
Basic	$2.37	$0.95

Diluted	$2.32	$0.95

Weighted-average common shares outstanding:
Basic	68.6	67.7

Diluted	69.8	68.0

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	March 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$942.1	$991.0
Receivables	757.0	615.1
Inventories	626.1	630.5
Other current assets	114.6	110.0

Total current assets	2,439.8	2,346.6

Property and equipment — net	1,159.5	1,187.6
Goodwill and intangible assets — net	1,095.9	1,130.3
Other assets	107.9	105.5

Total	$4,803.1	$4,770.0

Liabilities and Equity
Short-term debt and current portion of long-term debt	$0.4	$0.3
Accounts payable	344.8	320.7
Accrued expenses and other current liabilities	305.5	316.2

Total current liabilities	650.7	637.2

Long-term debt	1,346.4	1,390.3
Other noncurrent liabilities	620.8	612.7

Total liabilities	2,617.9	2,640.2

Redeemable stock-based awards	5.8	—
Total equity	2,179.4	2,129.8

Total	$4,803.1	$4,770.0

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Three Months Ended
	March 31,
	2010	2009
Cash provided by (used for):
Operating activities:
Net income	$167.0	$65.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	42.7	41.3
Deferred income taxes	7.8	(9.3)
Stock-based compensation	3.9	2.5
Net change in working capital	(130.5)	61.9
Other items — net	8.1	4.0

Total operating activities	99.0	165.6

Investing activities:
Capital expenditures	(30.4)	(44.3)
Acquisitions	(2.5)	(2.6)
Other items — net	3.5	3.3

Total investing activities	(29.4)	(43.6)

Financing activities:
Changes in short-term debt — net	—	(0.2)
Repayments of long-term debt	(45.8)	(285.7)
Proceeds from the issuance of long-term debt	—	646.3
Payment of Treasury rate lock upon settlement	—	(16.7)
Payment of debt issuance costs	—	(4.8)
Dividends paid	(21.2)	(20.8)
Common shares purchased	(60.2)	—
Proceeds from the exercise of stock options	14.2	0.8
Tax benefit from the exercise of stock options	8.2	0.1

Total financing activities	(104.8)	319.0

Effect of exchange rate changes on cash	(13.7)	(3.5)

Net (decrease) increase in cash and cash equivalents	(48.9)	437.5

Cash and cash equivalents at the beginning of period	991.0	186.2

Cash and cash equivalents at the end of period	$942.1	$623.7

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months Ended
	March 31,
	2010	2009
Revenues from external customers:
Lubrizol Additives	$948.0	$727.8
Lubrizol Advanced Materials	367.5	284.6

Total revenues	$1,315.5	$1,012.4

Segment operating income:
Lubrizol Additives	$246.4	$118.7
Lubrizol Advanced Materials	60.6	25.5

Total segment operating income	307.0	144.2

Corporate expenses	(35.5)	(16.0)
Corporate other income — net	5.3	1.8
Restructuring charges	(0.9)	(11.4)
Interest expense — net	(23.5)	(26.7)

Income before income taxes	$252.4	$91.9

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three Months Ended March 31, 2010 and 2009
Reconciliation of Earnings to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (GAAP). Earnings as adjusted (Non-GAAP) is net income attributable to The Lubrizol Corporation per our consolidated results, adjusted for exclusion of restructuring charges. Management believes that both net income attributable to The Lubrizol Corporation and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net income attributable to The Lubrizol Corporation and earnings as adjusted.

	Three Months Ended			Three Months Ended
	March 31, 2010			March 31, 2009
	Income	Net Income		Income	Net Income
	Before	Attributable	Diluted	Before	Attributable	Diluted
	Tax	to Lubrizol	EPS	Tax	to Lubrizol	EPS
Earnings	$252.4	$162.3	$2.32	$91.9	$64.2	$0.95

Adjustments:
Restructuring charges	0.9	0.6	0.01	11.4	7.6	0.11

Earnings as adjusted (Non-GAAP)	$253.3	$162.9	$2.33	$103.3	$71.8	$1.06

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three Months Ended March 31, 2010 and 2009
Reconciliation of Net Income Attributable to The Lubrizol Corporation to Earnings Before Interest and Taxes (EBIT), and Before Restructuring Charges (Adjusted EBIT)
(In Millions of Dollars)
Earnings before interest and taxes (EBIT) (Non-GAAP) and earnings before interest, taxes and restructuring charges (Adjusted EBIT) (Non-GAAP) are measures of income that differ from net income attributable to The Lubrizol Corporation measured in accordance with generally accepted accounting principles (GAAP). EBIT is defined as net income attributable to The Lubrizol Corporation per our consolidated results, adjusted for interest expense — net and the provision for income taxes. EBIT is further adjusted for restructuring charges to derive Adjusted EBIT. Management believes that net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT.

	Three Months Ended
	March 31,
	2010	2009
Net income attributable to The Lubrizol Corporation	$162.3	$64.2
Add back:
Interest expense — net	23.5	26.7
Provision for income taxes	85.4	26.7

Earnings before interest and taxes (EBIT)	271.2	117.6

Restructuring charges	0.9	11.4

Earnings before interest, taxes and restructuring charges (Adjusted EBIT)	$272.1	$129.0

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Year Ended December 31, 2009
Reconciliation of Earnings to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is net income attributable to The Lubrizol Corporation per our consolidated results, adjusted for exclusion of restructuring and impairment charges. Management believes that both net income attributable to The Lubrizol Corporation and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net income attributable to The Lubrizol Corporation and earnings as adjusted.

	Year Ended
	December 31, 2009
	Income	Net Income
	Before	Attributable	Diluted
	Tax	to Lubrizol	EPS
Earnings	$725.8	$500.8	$7.26

Adjustments:
Restructuring and impairment charges	30.4	19.8	0.29

Earnings as adjusted (Non-GAAP)	$756.2	$520.6	$7.55